Commission File No. 333-197278

Rule 424(b)(3)

Final Prospectus

CHINA NATURAL RESOURCES, INC.

$40,000,000

We may offer common shares, preferred shares and/or warrants to purchase common shares and/or preferred shares, consisting of a combination of any or all of these securities at an aggregate initial offering price not to exceed $40,000,000. The warrants that we may offer will consist of warrants to purchase any of the other securities that may be sold under this prospectus. The securities offered under this prospectus may be offered separately, together, or in separate series, and in amounts, at prices and on terms to be determined at the time of sale. A prospectus supplement that will set forth the terms of the offering of any securities will accompany this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common shares are listed on the NASDAQ Capital Market under the symbol “CHNR”. On July 2, 2014, the closing price of our common shares was $4.20 per share. As of the date of this prospectus, none of the other securities that we may offer by this prospectus are listed on any national securities exchange nor are they quoted on any automated quotation system.

This prospectus may not be used to consummate the sale of any securities unless accompanied by a prospectus supplement relating to the securities offered.

The amount of securities that we may sell under this prospectus during any 12-month period is limited by General Instruction I.B.5. of Form F-3 to one-third of the aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates (“Public Float”). The aggregate market value of our Public Float as of July 2, 2014 is $40,859,267 (calculated by multiplying the 9,728,397 shares in our Public Float by the $4.20 market price of our common shares on July 2, 2014). The amount of all securities offered pursuant to General Instruction I.B.5. during the prior 12 calendar months that ends on, and includes, the date of this prospectus is $-0-.

This investment involves a high degree of risk.  You should purchase shares only if you can afford a complete loss.  See “Risk Factors” beginning at page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is July 30, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission utilizing a “shelf” registration, or continuous offering, process. Under the shelf registration process, we may issue and sell any combination of the securities described in this prospectus in one or more offerings with a maximum offering price of up to $40,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain certain specific information about the terms of that offering, including a description of any risks related to the offering, if those terms and risks are not described in this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the Securities and Exchange Commission includes exhibits that provide more details on the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the Securities and Exchange Commission and the accompanying prospectus supplement together with additional information described under the headings “Available Information” and “Information Incorporated by Reference” before investing in any of the securities offered.

We may sell securities to or through underwriters or dealers, and also may sell securities directly to other purchasers or through agents. To the extent not described in this prospectus, the names of any underwriters, dealers or agents employed by us in the sale of the securities covered by this prospectus, the principal amounts or number of shares or other securities, if any, to be purchased by such underwriters or dealers and the compensation, if any, of such underwriters, dealers or agents will be set forth in the accompanying prospectus supplement.

The information in this prospectus is accurate as of the date on the front cover. Information incorporated by reference into this prospectus is accurate as of the date of the document from which the information is incorporated. You should not assume that the information contained in this prospectus is accurate as of any other date.

You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. This document may only be used where it is legal to sell these securities. You should not assume that any information in this prospectus is accurate as of any date other than the date of this prospectus.

When used herein, “CHNR”, “China Natural Resources”, “we”, “us” or “our” refers to China Natural Resources, Inc., a British Virgin Islands corporation, and our subsidiaries.

AVAILABLE INFORMATION

We file annual and other reports and information with the Securities and Exchange Commission. You may read and copy any materials that we file at the Securities and Exchange Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers such as our company that file electronically with the Securities and Exchange Commission.

We have filed a registration statement under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the securities to be sold pursuant to this prospectus. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. You may:

•

inspect a copy of the registration statement, including the exhibits and schedules, without charge at the Securities and Exchange Commission’s Public Reference Room;

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obtain a copy from the Securities and Exchange Commission upon payment of the fees prescribed by the Securities and Exchange Commission; or

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obtain a copy from the Securities and Exchange Commissions’ website.

We will provide, free of charge, annual reports on Form 20-F and current reports on Form 6-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. Our principal executive offices are located at Room 2205, 22/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Sheung Wan, Hong Kong. Our telephone number there is 011-852-2810-7205.

We are a British Virgin Islands corporation and a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934.  Foreign private issuers are not required to provide all of the disclosure required to be included in reports filed under the Exchange Act by companies that are not foreign private issuers.  As a result, among other things (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act and (3) we are not subject to Regulation FD promulgated by the SEC.

INFORMATION INCORPORATED BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file with the SEC following the date of this prospectus will automatically update and supersede this information.

We incorporate by reference the documents listed below, any reports on Form 6-K we file subsequent to the date the registration statement of which this prospectus forms a part is filed with the SEC but prior to the effective date thereof, any reports on Form 20-F we subsequently file with the SEC prior to termination of the offering and any reports on Form 6-K we subsequently file with the SEC prior to termination of the offering that we specifically incorporate by reference into the registration statement:

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Our Annual Report on Form 20-F filed with the SEC on April 29, 2014.

We will deliver to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, a copy of any or all of the information incorporated by reference in this prospectus but not delivered with the prospectus. You may request copies, at no cost, by writing or telephoning us at Room 2205, 22/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Sheung Wan, Hong Kong, attention Ma Sin Ling, Chief Financial Officer, telephone number 011-852-2810-7205.

Each document or report subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such document, unless otherwise provided in the relevant document; provided however that only Current Reports on Form 6-K that we specifically incorporate by reference into this registration statement shall be incorporated by reference. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the registration statement and this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

The information relating to our company contained in this prospectus is not comprehensive, and you should read it together with the information contained in the documents incorporated by reference.

FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute forward-looking statements within the meaning of Federal securities laws. These statements appear in a number of places in this prospectus and include, without limitation, statements regarding the intent, belief and current expectations of the Company, its directors or its officers with respect to the Company's policies regarding investments, dispositions, financings, conflicts of interest and other matters; and trends affecting the Company's financial condition or results of operations. Forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statement as a result of various factors. Among the risks and uncertainties that could cause our actual results to differ from our forward-looking statements are our intent, belief and current expectations as to business operations and operating results, uncertainties regarding the governmental, economic and political circumstances in the People’s Republic of China, risks and hazards associated with the Company’s mining activities, uncertainties associated with metal price volatility, uncertainties associated with the Company’s reliance on third-party contractors uncertainties relating to possible future increases in operating expenses, including costs of labor and materials, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including without limitation the information set forth in this prospectus under the heading, "Risk Factors". With respect to forward-looking statements that include a statement of its underlying assumptions or bases, the Company cautions that, while it believes such assumptions or bases to be reasonable and has formed them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material depending on the circumstances. When, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or words of similar meaning. They may also use words such as, “would,” “should,” “could” or “may”.  Factors that may cause our actual results to differ materially include the risks described herein. These risks and uncertainties are not the only ones we face. There may be additional risks and uncertainties that are not known to us or that we do not consider to be material at this time. If the events described in these risks occur, our business, financial condition and results of operations could be adversely affected.

PROSPECTUS SUMMARY

Because this is a summary, it does not contain all the information about us that may be important to you. You should read the more detailed information and the financial statements and related notes which are incorporated by reference in this prospectus.

Recent Events

2014 Spin-Off

On December 31, 2013, the Board of Directors approved a conditional special interim dividend to the shareholders of CHNR satisfied by way of a distribution in specie of the entire issued share capital of Feishang Anthracite Resources Limited (“Feishang Anthracite”) to all shareholders of CHNR in proportion to their respective shareholdings in CHNR on the January 13, 2014 distribution record date (the “Spin-Off”). Under the terms of the Spin-Off, each shareholder of CHNR received five shares of Feishang Anthracite for every share of CHNR held on the distribution record date. After the completion of the Spin-Off, CHNR no longer held any shares in Feishang Anthracite.

The Spin-Off did not involve any offering of new shares of Feishang Anthracite or a public offering of any other securities and no funds were raised pursuant to the Spin-Off. The Distribution became unconditional upon successful listing by way of introduction on the Main Board of the Stock Exchange of Hong Kong Limited of Feishang Anthracite on January 22, 2014.

Business Activities

Immediately prior to the Spin-Off, we were engaged in the following businesses through our operating subsidiaries:

•

The acquisition and exploitation of mining rights, including the exploration, mineral extraction, processing and sales of iron, zinc and other nonferrous metals extracted or produced at mines primarily located in Anhui Province in the People’s Republic of China (“PRC”); and

•

The acquisition and exploitation of mining rights, including the exploration, construction, development and operation of coal mines located in Guizhou Province, in the PRC.

Prior to the Spin-Off, Feishang Anthracite and its direct and indirect subsidiaries operated the Company’s coal segment, including the exploration, construction, development and operation of coal mines located in Guizhou Province, in the PRC.

Following the Spin-Off, we continue to engage in the acquisition and exploitation of non-ferrous metals mining and related businesses in the PRC.

Share Information

Our common shares are listed on the NASDAQ Capital Market under the symbol “CHNR.” We are currently authorized to issue up to 210,000,000 shares consisting of (a) 200,000,000 common shares, without par value, and (b) 10,000,000 preferred shares, without par value.  As of the date of this prospectus, there are (a) 24,910,916 common shares issued and outstanding and no preferred shares issued or outstanding and (b) 4,982,183 shares are reserved for issuance under the 2014 Equity Compensation Plan.

Selected Financial Data

On February 3, 2006 (the “Acquisition Date”), we consummated the acquisition of all of the issued and outstanding capital stock of Feishang Mining Holdings Limited (“Feishang Mining”). Our acquisition of Feishang Mining (the “Acquisition”) was accounted for using the purchase method of accounting and was treated as a reverse acquisition because on a post-merger basis, the former Feishang Mining shareholder holds 86.4% of our outstanding common shares. As a result, Feishang Mining is deemed to be the acquirer for accounting purposes. We have retroactively restated our issued share capital to reflect the acquisition by Feishang Mining. The selected financial data are stated in CNY and are derived from the audited consolidated financial statements of the Company for the years ended December 31, 2010, 2011, 2012 and 2013, prepared and presented in accordance with IFRS.

We adopted IFRS effective as of and for the fiscal year ended December 31, 2011 by applying IFRS 1: First Time Adoption of International Reporting Standards. Our consolidated financial statements as of and for the year ended December 31, 2010 were originally prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, and were restated in accordance with IFRS for comparative purposes only.

In accordance with rule amendments adopted by the U.S. Securities Exchange Commission, or SEC, which became effective on March 4, 2008, we do not provide a reconciliation to U.S. GAAP for financial information prepared in accordance with IFRS. The selected financial information as of and for the years ended December 31, 2010, 2011, 2012 and 2013 set forth below should be read in conjunction with, and is qualified in its entirety by reference to our audited consolidated financial statements and the notes thereto incorporated by reference in this prospectus.

The statements of profit or loss data for each of the years ended December 31, 2011, 2012, and 2013 and the statements of financial position data as of December 31, 2012 and 2013 are derived from our audited consolidated financial statements incorporated by reference in this prospectus. The statements of financial position data as of December 31, 2010 and 2011 are derived from our audited consolidated financial statements that are not incorporated by reference in this prospectus. Our historical results are not necessarily indicative of our results in any future period.

In accordance with IFRS5, statements of profit or loss have been restated retrospectively for all periods presented due to the approval of the Spin-Off and listing by way of introduction on the Hong Kong Stock Exchange of the Company’s wholly owned subsidiary, Feishang Anthracite, which operated the Company’s coal mining and related business. The Spin-Off was completed on January 22, 2014. The coal mining and related operations are therefore presented as discontinued operations.

	Amounts in thousands, except share amounts and
	per share data
	Year Ended	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2011	2012	2013
	CNY	CNY	CNY	CNY
Statements of Profit or Loss Data
Revenue	54,686	42,940	14,728	41,360
Cost of sales	(28,086)	(21,245)	(9,036)	(25,101)
Gross profit	26,600	21,695	5,692	16,259

Profit/(loss) before income taxes from continuing operations	18,200	3,069	(15,356)	857

Profit/(loss) for the year from continuing operations attributable to:
Owners of the Company	12,117	(1,216)	(14,391)	(1,285)
Non-controlling interests	—	—	—	—
	12,117	(1,216)	(14,391)	(1,285)

	Amounts in thousands, except share amounts and
	per share data
	Year Ended	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2010	2011	2012	2013
	CNY	CNY	CNY	CNY
Income/(loss) from discontinued operations attributable to:
Owners of the Company	560,134	(64,759)	(75,312)	(334,119)
Non-controlling interests	(4,141)	(141)	8,256	(418)
	555,993	(64,900)	(67,056)	(334,537)

Profit/(loss) attributable to:
Owners of the Company *	572,251	(65,975)	(89,703)	(335,404)
Non-controlling interests	(4,141)	(141)	8,256	(418)
	568,110	(66,116)	(81,447)	(335,822)

Earnings (losses) per share: Basic
For loss from continuing operations	0.54	(0.05)	(0.58)	(0.05)
For loss from discontinued operations	24.96	(2.74)	(3.02)	(13.41)
	25.50	(2.79)	(3.60)	(13.46)

Diluted
For loss from continuing operations	0.53	(0.05)	(0.58)	(0.05)
For loss from discontinued operations	24.62	(2.74)	(3.02)	(13.41)
	25.15	(2.79)	(3.60)	(13.46)

Weighted average number of shares outstanding
Basic	22,443,416	23,613,238	24,910,916	24,910,916
Diluted	22,751,864	23,613,238	24,910,916	24,910,916

Statements of Financial Position Data
Total assets	2,028,929	2,418,168	2,854,260	3,024,564
Current assets **	176,475	255,733	347,255	2,997,211
Current liabilities **	328,461	585,046	1,097,879	2,568,144
Total equity	535,909	625,893	546,875	255,518
Non-controlling interests	85,826	85,685	93,941	93,523
Equity attributable to Owners of the Company	450,083	540,208	452,934	161,995
Capital stock	312,081	312,081	312,081	312,081

———————

*

Including gain from bargain purchase of Guizhou Puxin and its then five subsidiaries including Jinsha Baiping Mining Co., Ltd. (“Baiping Mining”), Guizhou Nayong Dayuan Coal Mining Co., Ltd. (“Dayuan Coal”), Nayong Gouchang Coal Mining Co., Ltd. (“Gouchang Coal”), Liuzhi Linjiaao Coal Mining Co., Ltd. (“Linjiaao Coal”) and Liuzhi Xinsong Coal Mining Co., Ltd. (“Xinsong Coal”) of CNY624,148 (US$103,092) in 2010.

**

In December 2013, the assets and liabilities of the coal mining segment and related business were reclassified to held for distribution, only as at December 31, 2013, and not as at the other year ends in the table.

The Company has not paid any dividends with respect to its common shares and has no present plan to pay any dividends in the foreseeable future. The Company intends to retain its earnings to support the development of its business. Any dividends paid in the future by the Company will be paid at the discretion of the Company’s Board of Directors and will be dependent upon distributions, if any, made by its subsidiaries, and on the Company’s results of operations, its financial condition and other factors deemed relevant by the Board of Directors. In accordance with the relevant PRC regulations and the Articles of Association of companies incorporated in the PRC, appropriations of net income of wholly owned foreign enterprises and sino-foreign joint venture companies as reflected in its statutory financial statements are to be allocated to either (i) each of the general reserve, enterprise expansion reserve and staff bonus and welfare reserve, respectively, or (ii) statutory reserve, as determined by the resolution of the Board of Directors annually. Prior to the Acquisition, the Board of Directors of Wuhu Feishang Mining Development Co., Limited (“Wuhu Feishang”) declared and paid dividends of CNY44.01 million and CNY38.46 million on February 28, 2005 and January 27, 2006, respectively. Wuhu Feishang declared dividends of CNY127.10 million to its parent on April 27, 2012 which were paid in 2013.

Exchange Rates

The Company’s reporting currency is Renminbi. Translations of amounts from Renminbi to U.S. Dollars are for the convenience of the reader. The following table provides information concerning the exchange rate of Renminbi for U.S. Dollars during the preceding five years, and the preceding six months. The rate of exchange means the rate quoted by Bloomberg L.P. The Renminbi is not freely convertible into foreign currencies and the quotation of exchange rates does not imply convertibility of Renminbi into U.S. Dollars or other currencies. All foreign exchange transactions take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People's Bank of China, the PRC’s central bank. No representation is made that the Renminbi or U.S. Dollar amounts referred to herein could have been or could be converted into U.S. Dollars or Renminbi, as the case may be, at the CNY Exchange Rate or at all.

The exchange rate on June 30, 2014 was US$1.00 = CNY6.2031.

The following table reflects the high and low exchange rates for each month during the previous six months:

MONTH	Jan-14	Feb-13	Mar-14	Apr-14	May-14	June-14

High	6.0612	6.1451	6.2286	6.2595	6.2598	6.2545
Low	6.0406	6.0602	6.1187	6.1967	6.2265	6.2031

The following table reflects the average exchange rate for each of the preceding five years, calculated by using the average of the exchange rates on the last day of each month during the period:

YEAR	2009	2010	2011	2012	2013

High	6.8519	6.8338	6.6350	6.3885	6.2445
Low	6.8192	6.6070	6.2949	6.2223	6.0543
Average for period	6.8315	6.7666	6.4479	6.2993	6.1417

RISK FACTORS

An investment in our securities is highly speculative. You should be aware you could lose the entire amount of your investment. Prior to making an investment decision, you should carefully read this entire prospectus and consider the following risk factors. The risks and uncertainties described below are not the only ones we face. There may be additional risks and uncertainties that are not known to us or that we do not consider to be material at this time. If the events described in these risks occur, our business, financial condition and results of operations could be adversely affected. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. This section discusses the risk factors that might cause those differences.

Risks Relating to Metal Mining Operations

We depend on our ability to obtain mining rights in order to sustain operations; and various factors impact on our retention of mining rights and the continued availability of minerals which to mine. We may be unable to successfully compete for mineral rights with companies having greater financial resources than we have.

We currently conduct mining operations at one mine – Yangchong Mine - and the life of probable iron ore reserves is coming to an end. We estimate that probable iron reserves at the Yangchong Mine will be depleted during 2015. Further, we are subject to the jurisdiction of local and provincial governmental authorities that have suspended operations of mines, including mines previously operated by the Company, in furtherance of environmental initiatives by governmental authorities that have led to the designation of certain mines as exploration restricted areas.

For the foregoing and other reasons, many of which are outside of our control, mines have limited lives. As a result, we seek to expand mineral reserves through the acquisition of additional mining rights. As there is a limited supply of desirable mineral deposits in the PRC, we face strong competition for mining rights from other mining companies, some of which have greater financial resources than we have. As a result, we may not be able to acquire attractive mineral rights on acceptable terms. If we are unable to identify and acquire additional mines, we may be required to cease operations.

If we are unable to fund our capital expenditure requirements our growth and profitability may be adversely affected.

Our continued growth is dependent upon our ability to generate increased revenue from our existing operations and to raise capital from outside sources. We believe that in order to continue to capture additional market share and generate additional revenue, we will be required to raise additional capital to fund the acquisition of additional mines and mining rights. In the future we may be unable to obtain the necessary financing on a timely basis and on acceptable terms, and our failure to do so may adversely affect our financial position, competitive position, growth and profitability. Our ability to obtain acceptable financing at any time may depend on a number of factors, including:

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our financial condition and results of operations;

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the condition of the PRC economy and the mining industry in the PRC; and

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general conditions in relevant financial markets in the United States, the PRC and elsewhere in the world.

We may not be able to effectively control and manage our growth.

If our business and markets grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. We may face challenges in identifying attractive mining sites, additional mining rights and/ or complementary mining businesses, acquiring those rights, sites and/ or businesses, integrating their activities with ours and managing them profitably. Such eventualities will increase demands on our existing management, workforce and facilities. Failure to satisfy such increased demands could interrupt or adversely affect our operations and cause administrative inefficiencies.

The local municipal government has declined to renew our three exploration rights and unless we are able to identify and secure additional mining rights, our financial condition and the results of our operations may be adversely affected.

Prior to November 2013, we conducted exploration and mining operations at four non-ferrous mines located in the PRC, and we submitted our application to renew the exploration rights for three of these mines on their expiry. In November 2013, the Fanchang County Bureau of Land and Resources redesignated the Sichong Mine, the Baigupchong Mine and the Luojiachong Mine as exploration restricted areas. As a result, the Company’s exploration rights at these mines were not renewed and further exploration activities at these mines has ceased. We are dependent on acquiring mining rights in order to generate revenues and unless we are able to secure mining rights at additional mines, our financial condition and results of operations will suffer.

We are subject to numerous risks and hazards associated with the mining industry.

Our mining operations are subject to a number of risks and hazards including:

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environmental hazards;

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industrial accidents;

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unusual or unexpected geologic formations;

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explosive rock failures; and

•

flooding and periodic interruptions due to inclement or hazardous weather conditions.

Such risks could result in:

•

damage to or destruction of mineral properties or production facilities;

•

personnel injury or death;

•

environmental damage;

•

delays in mining;

•

monetary losses; and

•

legal liability.

We emphasize environmental protection in our operations and related activities, and a significant financial commitment has been made towards the construction of environmental protection facilities and the establishment of a sound environmental protection management and monitoring system. While we believe that our operating subsidiaries are currently in compliance with applicable environmental regulations of the PRC government, any changes to these regulations may increase operating costs and may adversely affect our results of operations.

During the course of mining activities, we use dangerous materials. Although we have established stringent rules relating to the storage, handling and use of such dangerous materials, there is no assurance that accidents will not occur. Should we be held liable for any such accident, we may be subject to penalties, and possible criminal proceedings may be brought against our employees.

Our metallic ore and coal mining operations are subject to government regulations on the State, provincial and county levels and if we are unable to comply with regulations for any reason, our operations may be disrupted, we may become subject to fines and other sanctions and our financial condition and results of operations may be adversely affected.

Our metallic ore mining operations are subject to government regulations on the State, provincial and county levels. These regulations relate to, among other things:

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Environmental concerns;

•

Safety concerns; and

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Licensing, permitting, taxes and fees.

The State Administration for Environmental Protection is responsible for overall supervision and control of environmental protection in China. It formulates national standards for discharging waste materials and environmental protection and monitors the PRC environmental protection system. Environmental protection bureaus at the county level and above are responsible for environmental protection within their respective areas of jurisdiction. Compliance with State, provincial and county environmental regulations can be costly and disrupt operations; and failure to comply could subject us to fines, penalties and operational suspensions.

Because all of the underlying land on which our mines are situated are owned by the State, our mining rights are subject to licensure, license renewal, coal resource taxes and other fees. The licensing and renewal process is subject to a great deal of discretion, particular on the local level, and there is no assurance that our licenses and permits, once granted, will be renewed upon expiry. In addition, coal resource taxes are generally imposed based upon the amount of ore extracted from our mines, and these taxes can be significant.

State and local laws regulating work safety conditions have also been adopted. Compliance with these regulations can be expensive and until compliance is achieved, our mining operations will be delayed or suspended. In addition, it is common for provincial governments to suspend the operations of local mines to investigate mining accidents and to order remedial action to be taken. Production suspensions disrupt our mining operations, delay our receipt of revenues from the suspended operations and otherwise adversely affect our financial condition and results of operations.

Our earnings and, therefore, our profitability, may be affected by metals price volatility.

The majority of our revenue is derived from the sale of iron and zinc, and as a result, our earnings are directly related to the prices of these metals. At present, the prices of these metals in the PRC are generally in line with those in the international markets. However, there are many factors influencing the price of iron and zinc including expectations for inflation; global and regional demand and production; political and economic conditions; and production costs in major producing regions.

These factors are beyond our control and are impossible for us to predict. Changes in the prices of zinc and iron may adversely affect our operating results. We do not have any formal hedging policies to manage possible price fluctuations.

Our estimates of the “probable” reserves contained in the mines that we operate are based upon various assumptions, and if our assumptions prove to be inaccurate, or if minerals are depleted from our mines prior to termination of our mineral rights, our revenues, profitability and the market price for our shares may be adversely affected.

The mines in which we have acquired mineral rights are the subject of geological surveys performed by licensed valuers in the PRC in conformity with procedures and protocols in the PRC. While these procedures and protocols are different from the procedures and protocols generally recognized in the United States, they are, with respect to certain of our mining properties, sufficient to support the existence of “probable” reserves. However, reserve estimation is an interpretive process based upon available data and various assumptions that are believed to be reasonable, and the economic value of ore reserves may be adversely affected by price fluctuations in the metal market, reduced recovery rates or a rise in production costs as a result of inflation or other technical problems arising in the course of extraction. In addition, if the assumptions upon which our estimates of “probable” reserves are based prove to be inaccurate, there may not be sufficient mineral deposits at our properties to allow us to extract minerals at current levels for the duration of our mining rights. If we are unable to extract minerals at the current rate and for the full duration of our mineral rights, our revenues, profitability and, possibly, the market price for our shares may suffer.

We are also engaged in mineral exploration activities at certain mining properties for which feasibility studies have not yet been performed. As to these properties, we are unable to provide any estimates of “proven” or “probable” reserves, and there is no assurance that any or all of these properties will be found to contain sufficient mineral deposits to justify further exploration activities.

We rely on sub-contractors to perform mineral extraction and we have little control over their operations.

We sub-contract the non-ferrous ore extraction to third parties. To a large extent, our operations are affected by the performance of these subcontractors, whose activities are substantially outside of our control. If the contractors fail to achieve monthly extraction volumes, or the contractors otherwise fail to perform their obligations to us, the agreement may be terminated by us; however, termination of the relationship would cause delays in our mineral production, require that we identify and engage other third-party contractors, and otherwise adversely affect our operating results.

We produced no zinc in 2013 due to the inferior quality of zinc at current mining zones and there is no assurance if and when zinc production will continue.

We produced no zinc in 2013 due to the inferior quality of zinc at current mining zones. For the years ended December 31, 2012, zinc production accounted for revenues of CNY2.37 million (US$0.39 million). At this time we do not know if and when zinc production will recommence or may be recoverable from further mining zones.

Wuhu Feishang depends on a single customer for its zinc production with whom Wuhu Feishang has no binding contractual understandings, and the loss of that customer would materially and adversely affect our results of operations.

Wuhu Feishang’s entire production of zinc for the years ended December 31, 2011, and 2012 were sold to a single customer, Huludao Zinc Industry Co. Ltd. (“Huludao”), the largest zinc smelter in Asia.

Wuhu Feishang is a party to a one-year sales contract with Huludao, subject to renewal every year; however, the sales contract does not obligate Huludao to purchase zinc from Wuhu Feishang. In the event Huludao ceases or reduces its purchases from Wuhu Feishang, or if Wuhu Feishang and Huludao are unable to agree upon renewal terms or Wuhu Feishang’s sales contract with Huludao is not renewed for any other reason, Wuhu Feishang will have to identify one or more alternative outlets for its mineral production. While the sales contract has been renewed on an annual basis since 2003, the loss of Huludao as a source for Wuhu Feishang’s zinc production could cause delays in revenue generation and otherwise adversely affect our results of operations.

There was no zinc production and sales in 2013 due to the inferior quality of zinc at the current mine zones.

Risks Relating to Our Financial Condition

We have incurred losses from operations for each of the preceding three fiscal years and there is no assurance that we will generate profits in the future.

For the three years ended December 31, 2011, 2012 and 2013, we incurred operating losses from continuing operations of CNY2.89 million (US$0.48 million), CNY16.38 million (US$2.71 million) and CNY2.88 million (US$0.48 million), respectively. Our operating losses are attributable, in part, to depressed prices for ore that we mine. Our profitability is dependent upon many factors, including our ability to fund our operating expenses, mine ore, and sell our production output to third parties. There is no assurance that we will be successful in our efforts to achieve profitability.

Our operating results may be negatively impacted by amortization policies applicable to mining rights.

Mining rights are amortized based on actual units of production over estimated proven and probable reserves of the mines, subject to impairment. We review the production plans and the reserve levels of our mines periodically. Accordingly, any material change in mining production or modification of reserve levels may have a negative impact on our operating results.

We face uncertainties with respect to the significant decrease in our assets/ liabilities.

We have discontinued our coal segment and we are currently dependent upon the success of one line of business – mining of zinc, iron and other non-ferrous metal. While this business generates operating revenues, those revenues are not sufficient to offset expenses, resulting in continued losses from operations. Unless we are able to expand our mineral reserves through acquisition of additional mining rights, we will likely continue to incur losses.

Risks Relating to PRC Operations

Any failure to achieve and maintain effective internal control could have material adverse effect on our business, results of operations and the market price of our shares.

The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act (“SOX”), adopted rules requiring most public companies to include a management report on such company’s internal control over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal control over financial reporting. In addition, under certain circumstances, an independent registered public accounting firm must report on the effectiveness of the company’s internal control over financial reporting.

Our management has concluded that our internal control over financial reporting as of December 31, 2013 was effective. However, we cannot assure you our management will not identify material weaknesses in the future during the Section 404(a) process or our independent public registered accounting firm will not identify material weaknesses during the Section 404(b) process if it was performed in the current year or in the future or for other reasons. In addition, because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. As a result, if we fail to maintain effective internal control over financial reporting or should we be unable to prevent or detect material misstatements due to error or fraud on a timely basis, investors could lose confidence in the reliability of our financial statements, which in turn could harm our business, results of operations and negatively impact the market price of our shares, and harm our reputation. Furthermore, we have incurred and expect to continue to incur considerable costs and to use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

Investors should consider economic, legal and political factors applicable to investments in the PRC prior to investing in our company.

Since 1979, the PRC government has been making efforts to promote reforms of its economic system. These reforms have brought about marked economic growth and social progress, and the economy of China has shifted from a planned economy to a market-oriented economy. Our PRC subsidiaries have also benefited from the economic reforms implemented by the PRC government and the economic policies and measures. However, economic, legal and social policies in the PRC are not similar to those of Western governments and revisions or amendments may be made to these policies and measures from time to time, and we are not in a position to predict whether any change in the political, economic or social conditions may adversely affect our operating results, and how those changes may impact on us.

The PRC legal system is a statutory law system. Unlike the common law system, decided legal cases have little significance for guidance, and rulings by the court can only be used as reference with little value as precedents. Since 1979, the PRC government has established a commercial law system, and significant progress has been made in promulgating laws and regulations relating to economic affairs. The PRC government is still in the process of developing a comprehensive set of laws and regulations. Examples are the organization of companies and their regulation, foreign investment, commerce, taxation and trade. However, these regulations are relatively new and the availability of public cases as well as the judicial interpretation of them is limited in number. Moreover, as they are not binding, both the implementation and interpretation of these regulations are uncertain in many areas. Also, more stringent environmental regulations may also affect our ability to comply with, or our costs to comply with, such regulations. Such changes, if implemented, may adversely affect our business operations and may reduce our profitability.

The interpretation of PRC laws may also be subject to policy changes reflecting domestic political changes, and new laws, changes to existing laws and the pre-emption of local regulations by national laws may adversely affect foreign investors. The activities of our subsidiaries in China are subject to PRC regulations governing PRC companies.

We face the risk that changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of such business.

The PRC’s economy is in a transition from a planned economy to a market-oriented economy subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions of the PRC. During this transition, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While we believe that this trend will continue, we cannot assure you that this will be the case. A change in policies by the PRC government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Although the PRC government has been pursuing economic reform policies for more than three decades, we cannot assure you that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC's political, economic and social life.

PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Any changes in such laws and regulations may have a material and adverse effect on our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. We and any future subsidiaries are considered foreign persons or foreign-funded enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses.

A slowdown or other adverse developments in the PRC economy may materially and adversely affect our customers, demand for our services and our business.

We are a holding company. All of our operations are conducted in the PRC, and all of our revenues are generated from sales in the PRC. Although the PRC economy has grown significantly in recent years, we cannot assure you that such growth will continue. The mining industry in the PRC is relatively new and growing, but we do not know how sensitive we are to a slowdown in economic growth or other adverse changes in the PRC economy which may affect demand for our products. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC may materially reduce the demand for our products and adversely affect our business.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on our profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credit, limits on loans for fixed assets and restrictions on bank lending. Such an austere policy can lead to a slowing of economic growth, and recent statistics have, indeed, suggested that China’s high annual economic growth will slow down. To inject more market liquidity and shore up the economy, the People’s Bank of China, the PRC’s central bank, cut interest rates in June 2012 and July 2012 and lowered the reserve requirement ratio in February 2012 and May 2012. Such moves may sustain growth, however, they may cause inflation and further austere policy. And increases in interest rates by the central bank will likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products.

Our PRC subsidiaries are subject to restrictions on paying dividends and making other payments to us.

We are a holding company incorporated in the British Virgin Islands and do not have any assets other than our investments in our subsidiaries in China. As a result of our holding company structure, we rely primarily on dividend payments from our subsidiaries. However, PRC regulations currently permit the payment of dividends only out of accumulated profits, as determined in accordance with PRC accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after-tax profits as certain reserve funds according to PRC accounting standards and regulations. The PRC government also imposes controls on the conversion of CNY into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. Furthermore, if our subsidiaries in China incur debt in the future, the debt covenants may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive dividend from the operating companies due to contractual or other limitations on the payment of dividends, we may be unable to pay dividends on our common shares.

Governmental control of currency conversion may affect payment of our obligations and the value of your investment.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive all of our revenues in Renminbi, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency dominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where Renminbi is to be converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.

The PRC government may also at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

See Item 10.D. for further details of exchange controls in the PRC.

The fluctuation of the Renminbi may materially and adversely affect your investment.

The exchange rate of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC's political and economic conditions. As we rely entirely on revenues earned in the PRC, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. Conversely, if we convert our Renminbi into U.S. dollars, should we determine to pay dividends on our common shares or for other business purposes, appreciation of the Renminbi against the U.S. dollar could affect the amount of U.S. dollars we convert. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations resulting in a lower income, a charge to our income statement and a reduction in the value of these U.S. assets.

Under a policy dating to the second half of 2005, the CNY is permitted to fluctuate within a narrow and managed range against a basket of certain foreign currencies. This change in policy is a source of more than a 36% appreciation of the CNY against the U.S. dollar between June 30, 2005 and December 31, 2013. While the international reaction to the CNY revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible exchange rate policy, which could result in a further and more significant appreciation of the CNY against the U.S. dollar. While the appreciation of the CNY against the U.S. dollar has not always been steady, it is generally believed that the CNY will continue to appreciate as economic conditions improve.  However, CNY against the U.S. dollar started to depreciate by approximately 0.90% in the first quarter of 2014.

Recent PRC State Administration of Foreign Exchange (“SAFE”) Regulations regarding offshore financing activities by PRC residents, have undergone continuous changes which may increase the administrative burden we face and create regulatory uncertainties that could adversely affect the implementation of our acquisition strategy, and a failure by our shareholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits and could expose us and our PRC resident shareholders to liability under PRC law.

In 2005, the SAFE promulgated regulations in the form of public notices, which require registrations with, and approval from, the SAFE on direct or indirect offshore investment activities by PRC resident individuals. The SAFE regulations require that if an offshore company directly or indirectly formed by or controlled by PRC resident individuals, known as “SPC,” intends to acquire a PRC company, such acquisition will be subject to strict examination by the SAFE. The regulation also requires PRC resident individuals to repatriate all dividends of the SPC. Without registration with the SAFE by PRC resident individuals, the PRC entity may not be able to remit any of its profits out of the PRC as dividends or otherwise. Violation of the regulation may be deemed an evasion of foreign exchange rules and Mr. Li Feilie may be liable for a penalty. However, there are uncertainties regarding the interpretation and application of current or future PRC laws and regulations, including the regulations established by the SAFE. To date, no registration has been filed with the SAFE. Even if it is determined that registration with the SAFE is required, management believes that applicable filings with the SAFE can be made at any time, and management does not foresee significant difficulties in obtaining the SAFE’s approval should it be required.

The China-based affiliate of our auditor, like other independent registered public accounting firms in China, is not permitted to be subject to inspection by the Public Company Accounting Oversight Board (United States), and as such, investors may be deprived of the benefits of such inspection

Our independent registered public accounting firm that issues the audit reports included in our annual reports filed with the SEC, as an auditor of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board (United States), or the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Because the China-based affiliate of our auditor performs audit work in China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the PRC authorities, the China-based affiliate of our auditor, like other independent registered public accounting firms operating in China, is currently not inspected by the PCAOB.

Inspection of other firms that the PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future auditor quality. The inability of the PCAOB to conduct inspections of independent registered public accounting firms operating in China makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedure. As a result, investors may be deprived of the benefits of PCAOB inspections.

Proceedings instituted recently by the SEC against five PRC-based accounting firms could result in our financial statements being determined to not be in compliance with the requirements of the Exchange Act.

In December 2012, the SEC brought administrative proceedings against five accounting firms in China, alleging that they had refused to produce audit work papers and other documents related to certain other China-based companies under investigation by the SEC for potential accounting fraud. On January 22, 2014, an initial administrative law decision was issued, censuring these accounting firms and suspending four of the five firms from practicing before the SEC for a period of six months. The decision is neither final nor legally effective unless and until reviewed and approved by the SEC. The four firms which are subject to the six month suspension from practicing before the SEC have recently appealed the initial administrative law decision to the SEC. The sanction will not become effective until after a full appeal process is concluded and a final decision is issued by the SEC. The accounting firms can also further appeal the final decision of the SEC through the federal appellate courts. We were not and are not subject to any SEC investigations, nor are we involved in the proceedings brought by the SEC against the accounting firms. However, the independent registered public accounting firm that issue the audit reports included in our annual reports filed with the SEC is affiliated with one of the four accounting firms subject to the six month suspension from practicing before the SEC in the initial administrative law decision and we may therefore be adversely affected by the outcome of the proceedings, along with other U.S.-listed companies audited by these accounting firms.

On May 24, 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the Chine Securities Regulatory Commission (“CSRC”) and the Ministry of Finance of the PRC, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations in the United States and China. However, it is not clear how these recent developments could affect the SEC's final decision in the case against the five accounting firms or any subsequent appeal to courts that the accounting firms may initiate. Therefore, it is difficult to determine the final outcome of the administrative proceedings and the potential consequences thereof.

If the China-based affiliate of our auditors was denied, temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined to not be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting from the NASDAQ or our deregistration under the Exchange Act, or both, which would substantially reduce or effectively terminate the trading of our stock in the United States.

Risks Relating to Foreign Private Issuer Status

Because our assets are located outside of the United States and all of our directors and all our officers reside outside of the United States, it may be difficult for you to enforce your rights based on U.S. Federal Securities Laws against us and our officers and directors or to enforce a judgment of a United States court against us or our officers and directors in the PRC.

We are a British Virgin Islands company, and our officers and directors are non-residents of the United States, our assets are located in the PRC and our operations are conducted in the PRC. Therefore, it may not be possible to effect service of process on such persons in the United States, and it may be difficult to enforce any judgments rendered against us or them. Moreover, there is doubt whether courts in the British Virgin Islands or the PRC would enforce (a) judgments of United States courts against us, or our directors or officers based on the civil liability provisions of the securities laws of the Unites States or any state, or (b) in original actions brought in the British Virgin Islands or the PRC, liabilities against us or any non-residents based upon the securities laws of the United States or any state.

Our status as a “foreign private issuer” results in less information being available about us than about domestic reporting companies.

We are foreign private issuer and are not required to file as much information about us as domestic issuers are required to file. In this regard:

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we are not required to file quarterly reports on Form 10-Q and our annual reports on Form 20-F are subject to disclosure requirement that differ from Form 10-K;

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we are exempt from the provisions of Regulation FD aimed at preventing issuers from making selective disclosures;

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the SEC proxy statement and information statement rules do not apply to us; and

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our officers, directors and principal shareholders are not required to file reports detailing their beneficial ownership of our shares.

Since there is generally greater information available about domestic issuers than about foreign private issuers such as us, the information we are not required to provide may make it more difficult to make investment decisions about us.

Our status as a “foreign private issuer” allows us to adopt IFRS accounting principles, which are different than accounting principles under U.S. GAAP.

We have adopted and presented our financial statements in accordance with IFRS accounting principles. IFRS is an internationally recognized body of accounting principles that are used by many companies outside of the United States to prepare their financial statements; and the SEC recently permitted foreign private issuers such as the Company to prepare and file their financial statements in accordance with IFRS rather than U.S GAAP. IFRS accounting principles are different from those of U.S. GAAP, and SEC rules do not require us to provide a reconciliation of IFRS accounting principles to those of U.S GAAP. Accordingly, we suggest that readers of our financial statements familiarize themselves with the provisions of IFRS accounting principles in order to better understand the differences between these two sets of principles.

Filers of financial statements under IFRS are not currently subject to the SEC’s XBRL requirements which may provide less information to investors than is provided by filers utilizing XBRL.

The SEC requires most reporting companies to provide financial statements in their periodic reports that include “XBRL tagging” – cross references that provide the reader with a greater understanding of the components of line items contained in financial statements. However, the SEC has not yet developed taxonomy to enable filers of IFRS financial statements, such as the Company, to include XBRL tagging in their financial statements. Until such time as the SEC develops taxonomy to allow IFRS filers to include XBRL tagging, IFRS filers will be relieved of the obligation to provide XBRL tagging with their financial statements, and readers will not have the benefit of XBRL tagging when reviewing our financial statements.

As a “foreign private issuer” we are not subject to certain requirements that other NASDAQ listed issuers are required to comply with, some of which are designed to provide information to and protect investors.

Our common shares are currently listed on the NASDAQ Capital Market and, for so long as our securities continue to be listed, we will remain subject to the rules and regulations established by NASDAQ applicable to listed companies. As permitted under NASDAQ rules applicable to foreign private issuers such as China Natural Resources, we have determined to adhere to the exemptions provided by the relevant NASDAQ rules, and as a result:

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a majority of the members on our Board of Directors are not independent as defined by NASDAQ rules;

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our independent directors do not hold regularly scheduled meetings in executive session;

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while executive compensation is recommended by our Compensation Committee which is comprised of independent directors, the compensation of our executive officers is not determined by an independent committee of the board or by the independent members of the Board of Directors, and our CEO may be present in the deliberations concerning his compensation;

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related party transactions are not required to be reviewed or approved by our audit committee or other independent body of the Board of Directors;

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we are not required to solicit shareholder approval of stock plans, including those in which our officers or directors may participate; stock issuances that will result in a change in control; the issuance of our stock in related party acquisitions or other acquisitions in which we may issue 20% or more of our outstanding shares; or, below market issuances of 20% or more of our outstanding shares to any person; and

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we are not required to hold an in-person annual meeting to elect directors and transact other business customarily conducted at an annual meeting.

Due to an exemption from NASDAQ rules applicable to “foreign private issuers,” our related party transactions may not receive the type of independent review process that other NASDAQ-listed companies receive, and the terms of these transactions may not be as favorable as could be obtained from unrelated parties.

We have historically engaged in a substantial number of transactions with related parties in the ordinary course of business, predominantly with our Chairman and Chief Executive Officer and/or companies that he owns or controls. These transactions are described in greater detail elsewhere in this report. In general, NASDAQ rules require that related party transactions be reviewed by an audit committee or other committee comprised of independent directors. However, under NASDAQ rules applicable to foreign private issuers such as our company, we are exempt from certain NASDAQ requirements, including the requirement applicable to independent director review of related party transactions. This exemption is available to us because the laws of the British Virgin Islands, our home jurisdiction, do not mandate independent review of related party transactions.

Notwithstanding the foregoing, non-recurring related party transactions (i.e., related party transactions that are not in the ordinary course of business) are submitted for approval by our Board of Directors, following disclosure of the related party’s interest in the transaction, and, in all cases, board approval has historically included the unanimous approval of our independent directors. In addition, our annual audited financial statements, including the related party transactions reported therein, are approved by our audit committee, which is comprised solely of independent directors. However, except to the limited extent described above, these transactions are not individually reviewed or approved solely by independent directors, and our Chairman and Chief Executive Officer is often present during the approval process and is permitted to cast a vote as a board member. While management believes that related party transactions are on terms at least as favorable to the Company as could be obtained from unrelated parties, there is no assurance that such is the case, or that shareholders would not be better protected if we were not exempt from, or we chose to voluntarily comply with, the NASDAQ rule.

Risks Related to our Common Shares

There are a limited number of our common shares in the public float and trading in our shares is not active; therefore, our common shares tend to experience price volatility.

There are currently approximately 9,728,397 of our common shares in the public float and, in general, there has not been an active trading market for our shares. Our shares tend to trade along with other shares of public companies whose operations are based in the People’s Republic of China, and, at times, in tandem with other natural resource companies. These shares tend to exhibit periods of extreme volatility and price fluctuations, even when there are no events peculiar to the Company that appear to warrant price changes. We cannot assure you that price volatility will not continue in the future or, as a result thereof, that market prices will reflect actual values of our company.

As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The share price could, for example, decline precipitously in the event that a large number of shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative new or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be in the case with the stock of a seasoned issuer.

Our Chief Executive Officer and his affiliates control us through their stock ownership; and their interests may differ from other shareholders.

Li Feilie, our Chief Executive Officer, beneficially owns approximately 59% of our outstanding common shares, and as a result, Mr. Li is and will continue to be able to influence the outcome of shareholder votes on various matters, including the election of directors and extraordinary corporate transactions such as business combinations. Mr. Li’s interests may differ from those of other shareholders.

The rights of our shareholders are governed by British Virgin Islands law, the provisions of which may not be as favorable to shareholders as under U.S. law.

Our directors have the power to take certain actions without shareholder approval, including an amendment of our Memorandum of Association or Articles of Association (unless such amendment varies the rights attached to shares) or an increase or reduction in our authorized capital, which would require shareholder approval under the laws of most jurisdictions in the United States. In addition, the directors of a British Virgin Islands company, subject in certain cases to court approval but without shareholder approval, may, among other things, implement a reorganization, certain mergers or consolidations with a subsidiary, the sale, transfer, exchange or disposition of any assets, property, part of the business, or securities of the company, or any combination (provided the assets do not represent more than 50% of the total assets of the company and the sale is not outside of the usual or ordinary course of the company’s business), if they determine it is in the best interests of the company. Our ability to amend our Memorandum of Association and Articles of Association without shareholder approval could have the effect of delaying, deterring or preventing a change in our control without any further action by the shareholders, including a tender offer to purchase our common shares at a premium over then current market prices.

The elimination of monetary liability against our directors, officers and employees under our articles of association and the existence of indemnification of our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our articles of association contains provisions which eliminate the liability of our directors for monetary damages to us and to our shareholders to the maximum extent permitted under the corporate laws of the British Virgin Islands. We may provide contractual indemnification obligations under agreements with our directors, officers and employees. These indemnification obligations could result in our incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers and employees, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against directors, officers and employees for breach of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers and employees even though such actions, if successful, might otherwise benefit us Company and our shareholders.

Risks Related to the Spin-Off

We face uncertainties with respect to the applicability of PRC withholding tax on the Distribution.

Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises (‘‘SAT Circular 698’’) issued by the State Administration of Taxation (‘‘SAT’’) on December 10, 2009 with retroactive effect from January 1, 2008, if a non-PRC resident enterprise transfers its indirect equity interests in a PRC resident enterprise by disposing of its equity interests in an overseas holding company (‘‘Indirect Transfer’’), and such overseas holding company is located in a tax jurisdiction that has an effective tax rate of less than 12.5% or does not tax foreign income of its residents, the non-PRC resident enterprise, as the transferor, is required to report the Indirect Transfer to the relevant PRC tax authorities.

Using a ‘‘substance over form’’ principle, the PRC tax authorities may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of avoiding PRC tax, in which case the gains derived from such ‘‘Indirect Transfer’’ may be subject to PRC withholding tax at a rate of up to 10%. SAT Circular 698 also provides that, if a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant PRC tax authorities have the authority to make reasonable adjustments to the taxable income of the transaction.

There is uncertainty as to the application of SAT Circular 698. For example, while the term “Indirect Transfer” is not clearly defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with the PRC. In addition, there is no formal declaration with regard to how to determine whether an overseas holding company lacks a “reasonable commercial purpose” or was “established for the purpose of avoiding PRC tax”. As a result, there is a risk that the PRC tax authorities would regard the Distribution as an “Indirect Transfer” by CHNR of our PRC subsidiaries to CHNR’s shareholders subject to SAT Circular 698. If SAT Circular 698 were determined to be applicable to the Distribution by the PRC tax authorities, CHNR could be required to withhold taxes at a rate of up to 10% on any gains derived from the Distribution, which may be deemed as the difference between the fair value of our ordinary shares at the time of the Distribution and CHNR’s tax basis in our ordinary shares.

It is not possible to foresee all risks that may affect us.  Moreover, we cannot predict whether we will successfully effectuate our current business plan.  Each prospective purchaser is encouraged to carefully analyze the risks and merits of an investment in the shares and should take into consideration when making such analysis, among others, the Risk Factors discussed above.

INFORMATION ABOUT THE OFFERING

Offer Statistics and Expected Timetable

We may offer common shares, preferred shares and/or warrants to purchase common shares and/or preferred shares, consisting of a combination of any or all of these securities at an aggregate initial offering price not to exceed $40,000,000. The warrants that we may offer will consist of warrants to purchase any of the other securities that may be sold under this prospectus. The securities offered under this prospectus may be offered separately, together, or in separate series, and in amounts, at prices and on terms to be determined at the time of sale.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain certain specific information about the terms of that offering, including a description of any risks related to the offering, if those terms and risks are not described in this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the Securities and Exchange Commission includes exhibits that provide more details on the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the Securities and Exchange Commission and the accompanying prospectus supplement together with additional information described under the headings “Available Information” and “Information Incorporated by Reference” before investing in any of the securities offered.

It is anticipated that the securities covered by this prospectus may be offered for a period not longer than two years from the date of this prospectus.

Capitalization and Indebtedness

The following table sets forth, as of December 31, 2013, our capitalization and indebtedness on an actual basis:

	As of December 31, 2013 (in thousands, except share and per share data)
	CNY	US$
CURRENT LIABILITIES:
Due to related companies	6,453	1,066
Sub-total	6,453	1,066

NON-CURRENT LIABILITIES:
Due to the Shareholder	197,062	32,549
Sub-total	197,062	32,549
Total Debt	203,515	33,615

EQUITY:
Issued capital	312,081	51,547
Other capital reserves	577,892	95,451
Reserves	53,059	8,764
Accumulated losses	(781,671)	(129,110)
Other comprehensive losses	634	105
Equity attributable to owners of the Company	161,995	26,757
Non-controlling interests	93,523	15,447
Total Equity	255,518	42,204

For the convenience of the reader, amounts in Renminbi (“CNY”) have been translated into United States dollars (“US$”) at the applicable rate of US$1.00 = CNY6.0543 as quoted by Bloomberg Finance L.P. as of December 31, 2013.  No representation is made that the CNY amounts could have been, or could be, converted into US$ at that rate, or at all.

Reasons for the Offer and Use of Proceeds

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of the securities offered hereby will be used for general corporate purposes, which may include working capital, capital expenditures, development costs, strategic investments and possible acquisitions. We have not allocated any portion of the net proceeds for any particular use at this time. The net proceeds may be invested temporarily until they are used for their stated purpose. Specific information concerning the use of proceeds from the sale of any securities will be included in the prospectus supplement relating to such securities.

Interests of Experts and Counsel

No named expert of or counselor to us was employed on a contingent basis, or owns an amount of our shares (or those of our subsidiaries) which is material to that person, or has a material, direct or indirect economic interest in us or that depends of the success of the offering.

Markets

Our common shares have been listed on the NASDAQ Capital Market since November 22, 2004, under the symbol “CHNR”. From August 7, 1995 until November 22, 2004, our common stock was listed on the NASDAQ Small Cap market under the symbol “CHRB”.

The Offer and Listing

The following table sets forth the annual high and low last trade prices of our common shares as reported by The NASDAQ Stock Market for each of the five preceding fiscal years. The prices are inter-dealer prices, without retail markup, markdown or commission.

Period	High	Low

Fiscal Year ended:
December 31, 2013	$6.18	$3.15
December 31, 2012	$9.06	$3.61
December 31, 2011	$17.05	$6.80
December 31, 2010	$17.87	$8.27
December 31, 2009	$14.83	$8.82

The following table sets forth the high and low last trade prices of our common shares as reported by The NASDAQ Stock Market for each fiscal quarter of 2012 and 2013. The prices are inter-dealer prices, without retail markup, markdown or commission.

Period	High	Low

2012 Fiscal Year, quarter ended:
March 31, 2012	$9.06	$7.06
June 30, 2012	$7.82	$3.61
September 30, 2012	$8.54	$3.66
December 31, 2012	$6.54	$4.30

2013 Fiscal Year, quarter ended:
March 31, 2013	$6.18	$4.34
June 30, 2013	$5.04	$3.65
September 30, 2013	$5.21	$3.50
December 31, 2013	$5.00	$3.15

The following table sets forth the monthly high and low last trade prices of our common shares as reported by The NASDAQ Stock Market for each month during the six months preceding the date of this prospectus. The prices are inter-dealer prices, without retail markup, markdown or commission, and do not necessarily reflect actual transactions.

Period	High	Low

Month Ended:
June 30, 2014	$3.85	$3.24
May 31, 2014	$3.71	$3.21
April 30, 2014	$4.30	$3.58
March 31, 2014	$5.80	$4.20
February 28, 2014	$6.38	$5.13
January 31, 2014	$10.80	$5.00

The securities covered by this prospectus have been registered under the Securities Act of 1933, as amended, and, accordingly, the certificates evidencing these securities will not bear a legend and will not be subject to restrictions on transferability. A description of the securities that may be issued pursuant to this prospectus is contained elsewhere herein under the caption “Description of Securities.”

Plan of Distribution

Unless otherwise set forth in a supplement accompanying this prospectus:

•

there are no entities underwriting or guaranteeing the offering covered hereby;

•

no major shareholders, officers, directors or members of our management, supervisory or administrative bodies that intend to subscribe to the securities covered hereby;

•

there are no groups of targeted potential investors to whom the securities offered hereby will be made;

•

none of the securities covered hereby have been reserved for allocation to any group of targeted investors;

•

the amount of the offering may not be increased, including by the exercise of an underwriter’s over-allotment option or “greenshoe;”

•

the securities covered hereby are not to be offered in connection with the writing of exchange-traded options;

•

we do not intend to simultaneously or almost simultaneously with the offering covered by this prospectus, publicly or privately offer other of our securities; and

•

additional information relating to the plan of distribution of the securities covered by this prospectus is set forth elsewhere herein under the caption “Plan of Distribution.”

Selling Security Holders

This prospectus does not cover the resale of securities by selling security holders.

Dilution

The specific transaction or terms upon which shares covered by this prospectus may be issued is not known at this time.  Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain certain specific information about the terms of that offering. In the event that there is substantial disparity between the public offering price of the securities to be issued and the effective cost to directors or senior management or affiliated persons, of equity securities acquired by them during the last five years, or which they have the right to acquire, a comparison of the public contribution in the proposed public offering and the effective cash contributions of such persons, as well as the amount and percentage of immediate dilution resulting from the offering, will be contained in the prospectus supplement.

Expenses of the Issue

The following table sets forth the estimated costs and expenses payable by us in connection with the registration of the securities being registered hereunder. No expenses shall be borne by the selling security holders. All of the amounts shown are estimates, except for the SEC Registration Fee.

Description	Amount

SEC Filing Fee	$5,152.00
Legal Fees and Expenses	4,000.00
Accounting Fees and Expenses	4,000.00
Printing and Filing Expenses	1,500.00
Transfer Agent and Registrar	750.00
Miscellaneous	2,098.00
TOTAL	$17,500.00

Additional Information

The following table provides information relating to our share capital, both as of December 31, 2013 and the date of this prospectus:

Title of Class	Amount of Share Capital	Number of Shares Authorized	Number of Shares Issued and Fully Paid	Number of Shares Issued and Not Fully Paid	Reconciliation to Number of Shares Outstanding at Beginning and End of the Year
Common Shares	Without Par Value	200,000,000	24,910,916	n/a	n/a

There are no shares not representing capital and none of our shares are held by or on our behalf or by our subsidiaries. Except as otherwise disclosed in this prospectus (including in documents incorporated by reference), there are no outstanding warrants or options to purchase our shares and, other than shares issuable pursuant to our equity compensation plans, we are not a party to any agreement to do so. Except as otherwise disclosed in this prospectus (including in documents incorporated by reference), and other than the shares issuable pursuant to the registration statement of which this prospectus forms a part, there are no resolutions, authorizations or approvals by virtue of which our shares have been or may be created or issued.

The following table provides information relating to changes in our share capital for the last three years:

	Note	Number of Common Shares
Balance of Common Shares as at January 1, 2011		22,723,416
Exercise of warrants in 2011		2,187,500
Balance of Common Shares as at December 31, 2011, 2012 and 2013		24,910,916

Information required by Items 10.B. through 10.I. of Form 20-F is included in our annual report on Form 20-F for the year ended December 31, 2013, which is incorporated by reference into this prospectus.

Description of Securities Other than Equity Securities

No securities other than equity securities are covered by the registration statement of which this prospectus forms a part, except that the issuance of warrants exercisable into included in this prospectus is covered hereby. A description of such warrants is contained elsewhere herein under the caption “Description of Securities.”

PLAN OF DISTRIBUTION

We may sell the securities in one or more of the following ways from time to time:

•

through underwriters or dealers for resale to the public or to institutional investors;

•

directly to a limited number of institutional purchasers or to a single purchaser;

•

through agents; or

•

if indicated in the prospectus supplement, pursuant to delayed delivery contracts, by remarketing firms or by other means.

Any dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act of 1933, and any discounts or commissions they receive from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act of 1933. The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include:

•

the name or names of any underwriters, dealers or agents;

•

the purchase price of such securities and the proceeds to us from such sale;

•

any underwriting discounts, agency fees and other items constituting underwriters’ or agents’ compensation;

•

the public offering price;

•

any discounts or concessions that may be allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed; and

•

the securities exchange on which the securities may be listed, if any.

If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are so purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The securities may be sold directly by us or through agents designated by us from time to time. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by us to such agents, will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If dealers are utilized in the sale of any securities, we will sell the securities to the dealers, as principals. Any dealer may resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement with respect to the securities being offered.

If we grant warrants as compensation to a dealer, agent or underwriter in connection with any particular offering, the warrants issued as compensation will be substantially on the same terms as the warrants offered to investors in such offering, except that the warrants issued as compensation will comply with FINRA Rule 2710(g)(1) in that for a period of six months after the issuance date of those warrants (which shall not be earlier than the closing date of the offering pursuant to which the warrants issued as compensation are being issued), neither the warrants issued as compensation nor any warrant shares issued upon exercise of those warrants shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the warrants issued as compensation are being issued, except the transfer of any security:

•

by operation of law or by reason of our reorganization;

•

to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;

•

if the aggregate amount of our securities held by such agent or related person do not exceed 1% of the securities being offered;

•

that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•

the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

Under no circumstances will the fee, commission or discount received by dealer, agent or underwriter or any other FINRA member firm or independent broker-dealer exceed eight percent of the gross proceeds to us in this offering or any other offering in the United States pursuant this prospectus.

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the “remarketing firms,” acting as principals for their own accounts or as our agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement.

Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933 in connection with the securities remarketed thereby.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from us at the public offering price set forth in the applicable prospectus supplement, plus, if applicable, accrued interest pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of such contracts.

Underwriters will not be obligated to make a market in any securities. We can give no assurance regarding the activity of trading in, or liquidity of, any securities.

Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with us, to indemnification by us, as applicable, against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Each series of securities will be a new issue and, other than the common shares, which are quoted on the NASDAQ Capital Market, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common shares, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange or a foreign securities exchange. No assurance can be given as to the liquidity of the trading market for any of the securities.

The place, time of delivery and other terms of the offered securities will be described in the applicable prospectus supplement.

DESCRIPTION OF SECURITIES

China Natural Resources is currently authorized to issue up to 210,000,000 shares consisting of (a) 200,000,000 common shares, without par value, and (b) 10,000,000 preferred shares, without par value.  As of the date of this prospectus, there were 24,910,916 common shares issued and outstanding, and no preferred shares issued or outstanding.

Common Shares

Subject to the dividend rights of preferred security holders, holders of common shares participate in dividends on a proportionate basis, as may be declared by the board of directors.  Upon liquidation, dissolution or winding up of China Natural Resources, after payment to creditors and holders of our outstanding preferred shares, if any, our remaining assets, if any, will be divided proportionately on a per share basis among the holders of our common shares.

Each common share has one vote.  Holders of our shares do not have cumulative voting rights.  This means that the holders of a plurality of the common shares voting for the election of directors can elect all of the directors.  In that event, the holders of the remaining shares will not be able to elect any directors.  Our Amended and Restated Memorandum and Articles of Association and provides that, except in limited circumstances, a majority of our outstanding common shares constitutes a quorum to transact business at a meeting of members.  Our common shares have no preemptive, subscription or conversion rights, and our common shares are not redeemable.

Preferred Shares

Our Amended and Restated Memorandum of Association provides that preferred shares shall carry such designations, powers, preferences and rights, qualifications, limitations and restrictions as shall be fixed by the board of directors at the time of issuing the relevant preferred shares or class or series of preferred shares, as the case may be. In the event that our board of directors so designates preferred shares for issuance, we may issue any such preferred shares that are properly authorized in transactions covered by this prospectus. A description of the terms of any such preferred shares and the transaction in which the preferred shares are to be issued will be included in a prospectus supplement delivered at the time of the applicable transaction.

Warrants

In the past, we have issued warrants in connection with our acquisitions and our equity financing activities.  As of the date of this prospectus there are no outstanding warrants to purchase common shares.

In connection with the registration statement of which this prospectus forms a part, we may issue warrants to purchase common shares and/or warrants to purchase preferred shares. A description of the terms of any such warrants and the transaction in which the warrants are to be issued will be included in a prospectus supplement delivered at the time of the applicable transaction.

2014 Equity Compensation Plan

The purposes of the Plan are to:

•

Encourage ownership of our common stock by our officers, directors, employees and advisors;

•

Provide additional inventive for them to promote our success and our business; and

•

Encourage them to remain in our employ by providing them with the opportunity to benefit from any appreciation of our common shares.

The Plan is administered by the Board of Directors or a committee designated by the board (the “Plan Committee”). The Plan allows the Plan Committee to grant various incentive equity awards not limited to stock options. The Company has reserved a number of common shares equal to 20% of the issued and outstanding common shares of the Company, from time-to-time, for issuance pursuant to options granted (“Plan Options”) or for restricted stock awarded (“Stock Grants”) under the Plan. Stock Appreciation Rights may be granted as a means of allowing participants to pay the exercise price of Plan Options. Stock Grants may be made upon such terms and conditions as the Committee determines. Stock Grants may include deferred stock awards under which receipt of Stock Grants is deferred, with vesting to occur upon such terms and conditions as the Committee determines.

The Committee will determine, from time to time, those of our officers, directors, employees and consultants to whom Stock Grants and Plan Options will be granted, the terms and provisions of the respective Stock Grants and Plan Options, the dates such Plan Options will become exercisable, the number of shares subject to each Plan Option, the purchase price of such shares and the form of payment of such purchase price. Plan Options and Stock Grants will be awarded based upon the fair market value of our common shares at the time of the award. All questions relating to the administration of the Plan, and the interpretation of the provisions thereof are to be resolved at the sole discretion of the Committee.

No awards have yet been made under the Plan. In the event our stockholders do not confirm and ratify the Plan at the 2014 annual meeting of stockholders, the Plan and any awards made thereunder will be cancelled. The Plan terminates on June 19, 2024.

Transfer Agent

The transfer agent for our common shares is OTC Stock Transfer Company, 6364 South Highland Drive, Suite 201, Salt Lake City, UT 84121.

LEGAL MATTERS

Steven I. Weinberger, P.A., Boca Raton, Florida will review the validity of the issuance of the common shares covered by this prospectus.

EXPERTS

The consolidated financial statements of China Natural Resources, Inc. appearing in China Natural Resources, Inc.’s Annual Report (Form 20-F) for the year ended December 31, 2013, have been audited by Ernst & Young, independent registered public accounting firm, as set forth in its report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES AND

INDEMNIFICATION POLICIES

Enforceability of Civil Liabilities

We are incorporated in the British Virgin Islands to take advantage of certain benefits associated with being an exempted British Virgin Islands company, such as:

•

political and economic stability;

•

an effective judicial system;

•

a favorable tax system;

•

the absence of exchange control or currency restrictions; and

•

the availability of professional and support services.

However, certain disadvantages accompany incorporation in the British Virgin Islands. These disadvantages include:

•

the British Virgin Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•

British Virgin Islands companies do not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Service of process upon us and upon our directors, all of whom reside outside the United States, may be difficult to obtain within the United States.  Furthermore, because all of our assets and all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

There is doubt as to the enforceability of civil liabilities under the Securities Act of 1933 and the Exchange Act of 1934 in original actions instituted in the PRC.  PRC courts may refuse to hear a claim based on a violation of U.S. securities laws including because the PRC is not the most appropriate forum to bring such a claim.  In addition, even if a PRC court agrees to hear a claim, it may determine that PRC law, and not U.S. law, is applicable to the claim.  If U.S. law is found to be applicable, the content of applicable U.S. law may have to be proved in court as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by PRC law. There is little binding case law in PRC addressing the matters described above.  Many of the same doubts apply to similar suits that may be brought in the British Virgin Islands, and as to the enforceability of any judgment rendered by a court in the British Virgin Islands.  Moreover, we have no assets in the British Virgin Islands that may be used to satisfy a judgment rendered by a court located there.

Indemnification

Our Amended and Restated Articles of Association provide as follows:

“Subject to the provisions of the Act, every director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former director and former officer of the Company (each an "Indemnified Person") shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default.  No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person.  No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

The Company shall advance to each Indemnified Person reasonable attorneys' fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought.  In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article.  If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

The directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.”

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling China Natural Resources pursuant to the foregoing provisions, China Natural Resources has been informed that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by China Natural Resources in the successful defense of any action, suit or proceeding, is asserted, China Natural Resources will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy. China Natural Resources will be governed by the final adjudication of this issue.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by China Natural Resources.  This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful.  Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

CHINA NATURAL RESOURCES, INC.

$40,000,000

Prospectus

July 30, 2014